As filed with the Securities and Exchange Commission on October 26, 2005

                                                     Registration No. 333-128225
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        MER TELEMANAGEMENT SOLUTIONS LTD.
             (Exact name of Registrant as specified in its charter)

             Israel                                    Not Applicable
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                        MER TELEMANAGEMENT SOLUTIONS LTD.
                                22 Zarhin Street
                             Ra'anana 43662, Israel
                             Tel: (972)(9) 762-1777
                             Fax: (972) (9) 746-6596
   (Address and telephone number of Registrant's principal executive offices)

                            -------------------------

                              MTS IntegraTRAK, Inc.
                        12600 S.E. 38th Street Suite 250
                           Belleview, Washington 98006
                               Tel: (425)401-1711
                               Fax: (425)401-1700

            (Name, address and telephone number of agent for service)

                            -------------------------

     Copies of all communications, including communications sent to agent for service, should be sent to:

               Dan Alon, Adv.                     Steven J. Glusband, Esq.
             M. Seligman & Co.                  Carter Ledyard & Milburn LLP
              24 Rambam Street                          2 Wall Street
           Tel Aviv 61040, Israel                    New York, NY 10005
             Tel: 972-3-516-2661                     Tel: 212-238-8605
             Fax:+972-3-516-2668                     Fax: 212-732-3232



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box. [ ]



                              ---------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              ---------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED OCTOBER 26, 2005


PROSPECTUS

                        MER TELEMANGEMENT SOLUTIONS LTD.

                            1,349,500 ORDINARY SHARES

         This prospectus relates to up to 1,349,500 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby, (i) 937,500 ordinary shares were issued to certain of the selling shareholders, and 375,000 ordinary shares are issuable upon the exercise of warrants that were issued to them, pursuant to a securities purchase agreement dated as of August 10, 2005; and
(ii) 37,000 ordinary shares are issuable upon exercise of a warrant issued to Mr. Avraham Ziv on August 3, 2005 in connection with financial services he has provided to our company. We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments with the selling shareholders. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

         We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.


         Our ordinary shares are listed for trading on the NASDAQ Capital Market under the symbol "MTSL." On October 25, 2005, the closing price of our ordinary shares on the NASDAQ Capital Market was $3.48.


         See "Risk Factors" beginning on page 6 to read about factors you should consider before buying the ordinary shares of our company.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                        Prospectus dated       2005

                                TABLE OF CONTENTS


Notice Regarding Forward-Looking Statements...................................3
Prospectus Summary............................................................4
Risk Factors..................................................................6
Capitalization And Indebtedness..............................................18
Reasons For The Offer And Use Of Proceeds....................................19
Market Price Data............................................................19
Selling Shareholders.........................................................20
Offer Statistics, Expected Time Table And Plan Of Distribution...............23
Expenses Associated With The Registration....................................25
Foreign Exchange Controls And Other Limitations..............................26
Experts......................................................................26
Legal Matters................................................................27
Material Changes.............................................................27
Where You Can Best Find More Information; Incorporation Of Certain
Information By Reference.....................................................27
Enforceability Of Civil Liabilities..........................................29



         When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         In this prospectus, "we," "us," "our," the "Company" and "Mer Telemanagement Solutions" refer to Mer Telemanagement Solutions Ltd., an Israeli company.

         We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

         We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a registered accounting firm. Our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

         Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

                        MER TELEMANAGEMENT SOLUTIONS LTD.

         We were incorporated under the laws of the State of Israel in December 1995 and are a public limited liability company under the Israeli Companies Law 5739-1999 and operate under such law and associated legislation. Our registered offices and principal place of business are located at 22 Zarhin Street, Ra<180>anana 43662, Israel, and our telephone number is 972-9-762-1777. Our address on the Internet is www.mtsint.com. The information on our website is not incorporated by reference into this prospectus.

         We are a total solutions provider in the telecom expense and billing arenas. We design, develop, market and support a comprehensive line of telecommunication management, expense management and customer care and billing, or CC&B, solutions that enable business organizations and other enterprises to more effectively manage and optimize the use of their communication resources. Our products include call accounting and management products, fault management systems and Web-based management solutions for converged voice, voice over IP, or VoIP, IP data and video and CC&B solutions. These products are designed to provide telecommunication and information technology managers with tools to reduce communication costs, recover charges payable by third parties, detect and report the abuse and misuse of telephone networks, monitor and detect hardware and software faults in telecommunications networks and generate telecommunications usage information for use in the management of an enterprise. We were among the first to offer PC-based call accounting systems when we introduced our TABS product in 1985. To date, over 60,000 TABS call accounting systems have been sold to end-users in more than 60 countries. In addition, approximately 1,000 WinTrak systems (which we acquired from IntegraTRAK, Inc. in April 2000) have been sold in the United States market since 1985. Although we are no longer marketing WinTRAK, we continue to support this product.

                                  The Offering

Ordinary shares offered.................   1,349,500 shares (including 412,000
                                           shares issuable upon exercise of
                                           warrants)
Ordinary Shares Outstanding.............   4,786,004 ordinary shares


Nasdaq Capital Market Symbol............   "MTSL"

Use of proceeds.........................   We will not receive any proceeds from
                                           the sale of the ordinary shares
                                           offered hereby.  We will, however,
                                           receive the proceeds from the
                                           exercise of the warrants if and when
                                           they are exercised for cash.

Risk Factors............................   Prospective investors should
                                           carefully consider the Risk Factors
                                           beginning on Page 6 before buying
                                           the ordinary shares offered hereby.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Relating to Our Business and Market

We have had a recent history of operating losses and may not achieve or sustain profitability in the future.

         We have incurred operating losses in each of the five last fiscal years and we cannot assure you that we will be able to achieve or sustain profitable operations in the future. To the extent that we continue to incur operating losses, we may not have sufficient working capital to fund our operations in the future. If we do not generate sufficient cash from operations, we will be required to obtain additional financing or reduce level of expenditure. There can be no assurance that such financing will be available in the future, or, if available, will be on terms satisfactory to us.

Our operating results fluctuate significantly.

         Our quarterly results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Our future operating results will depend on many factors, including, but not limited to the following:

          o    demand for our products;

          o    changes in our pricing policies or those of our competitors;

          o    the number, timing and significance of product enhancements;

          o    new product announcements by us and our competitors;

          o our ability to develop, introduce and market new and enhanced products on a timely basis;

          o    changes in the level of our operating expenses;

          o    budgeting cycles of our customers;

          o customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;

          o    product life cycles;

          o    changes in our strategy;

          o seasonal trends and general domestic and international economic and political conditions, among others; and

          o currency exchange rate fluctuations and economic conditions in the geographic areas where we operate.

         Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that our future operating results will be adversely affected by these or other factors.

         Revenues are also difficult to forecast because the market for telecommunication management solutions is rapidly evolving and our sales cycle, from initial evaluation to purchase, is lengthy and varies substantially from customer to customer. We typically ship product orders shortly after receipt of a purchase order and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. As a result, license revenues in any quarter depend substantially on orders booked and shipped in that quarter.

         Due to all of the foregoing, we cannot predict revenues for any future quarter with any significant degree of accuracy. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely upon them as indications of future performance. Although our revenues increased in 2004 and the first six months of 2005, our revenues declined in each of the years from 1999 to 2003 and we cannot assure you that we will be able to sustain revenue growth in the future.

Our operating results vary quarterly and seasonally.

         We have often recognized a substantial portion of our revenues in the last quarter of the year and in the last month, or even weeks or days, of a quarter. Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues.

         Our operating results are generally not characterized by a seasonal pattern, except that our sales in Europe are generally lower in the summer months. Due to the foregoing, in some future quarter, our operating results may be below the expectations of public market analysts and investors. In such event, it is likely that the price of our ordinary shares would be materially and adversely affected.

We depend on the market for telemanagement products, which market has declined in recent years.

         In recent years we have derived substantially all of our revenues from our TABS.IT call accounting and billing products. We have implemented a new strategy that has led to the development and introduction of our Application Suite. The Application Suite is built on the Microsoft.Net platform and establishes a framework for us to provide customized solutions that include customer care and billing, in addition to the traditional telemanagement solutions. The main functions of our TABS.IT and the WinTrak family of products were incorporated into the

Application Suite. Our future financial performance will depend, in significant part, on the successful development, introduction, marketing and customer acceptance of the Application Suite and related telemanagement products. Except for a slight increase in revenues in the 2004 fiscal year and the increase in revenues in the six months ended June 30, 2005, our revenues have declined each year since 1999 and there can be no assurance that the market for these products will grow in the future. If the market for the our telemanagement products fails to return to previous levels, or grows more slowly than we currently anticipate, our business, operating results and financial condition would be materially and adversely affected.

We depend on business telephone system manufacturers, vendors and distributors for our sales.

         One of the primary distribution channels for our call accounting management products are private branch exchange, or PBX, original equipment manufacturers, or OEMs, and vendors who market our products to end-users in conjunction with their own products. We have entered into partnership agreements with each of NEC and Avaya for the integration of our products with their own products and the marketing of the integrated product. Sales by PBX manufacturers and vendors have declined markedly in the recent past, and no assurance can be given that sales through this channel will recover. Our success will be dependent to a substantial degree on the marketing and sales efforts of such third parties in marketing and integrating our products. There can be no assurance that these third parties will give priority to the sale of our products as an enhancement to their products. Although most of the major business telephone switching systems manufacturers and vendors currently rely on third-party suppliers to provide call accounting and other telemanagement products, no assurance can be given that these manufacturers and vendors, including our current customers, will not develop their own competing products or purchase competing products from others.

         We are highly dependent upon the active marketing and distribution efforts of our PBX OEM's. In 2002, 2003, 2004, and the six months ending June 30, 2005, our three major OEMs, Siemens Gmbh, Philips Communications Systems B.V. and Ericsson, generated 46.0%, 51.0%, 47.0% and 39.0% of our consolidated revenues, respectively. The percentage of sales attributable to each of these OEMs in each of the three years ended December 31, 2004 and the six months ending June 30, 2005 are as follows:


                                                              Six months ended
                            2002         2003        2004       June 30, 2005
                            ----         ----        ----       -------------
Siemens.................    36.0%        40.0%       38.0%          33.0%
Philips.................     6.0%         7.0%        5.0%           4.0%
Ericsson................     4.0%         4.0%        4.0%           2.0%

         Because we sell our products through local master distributors in countries where we do not have a marketing subsidiary, we are highly dependent upon the active marketing and distribution efforts of our distributors. We also depend in large part upon our distributors for product maintenance and support. There can be no assurance that our distributors will continue to provide adequate maintenance and support to end-users or will provide maintenance and support for new products, which might cause us to seek new or additional distributors or incur additional service and support costs. The distributors to whom we sell our products are generally not contractually required to make future purchases of our products and could, therefore, discontinue carrying our products at any time. None of our distributors or resellers are subject to any minimum purchase requirements under their agreements with us. There can be no assurance that we will continue our relationships with our OEM customers or, if such relationships are not maintained, that we would be able to attract and retain comparable PBX original equipment manufacturers. The loss of any of our major reseller or OEM relationships, either to competitive products offered by other companies or products developed by such resellers, would have a material adverse effect on our business, financial condition and results of operations. Our future performance will depend, in part, on our ability to attract additional PBX manufacturers and vendors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products.

We have recently acquired certain assets of Teleknowledge Group Ltd., and there can be no assurance that we will successfully integrate their products.

         In December 2004, we completed the acquisition of certain assets and liabilities of Teleknowledge Group Ltd., or Teleknowledge, a provider of carrier class billing and related solutions. The acquisition of the Teleknowledge billing solution enables us to offer an end-to-end customer care and billing solution, including pre/post paid billing, Web self-care, assets management, partner management, help desk and order management modules. These products offer a complimentary solution to our own products. There can be no assurance that we will successfully integrate the Teleknowledge products into our products.

We face risks associated with expanding and maintaining our distribution network.

         We sell our products through distributors, business telephone switching systems manufacturers and vendors, post, telephone and telegraph authorities, or PTTs and our direct sales force. Our ability to achieve revenue growth in the future will depend in large part on our success in establishing and maintaining relationships with business telephone switching systems manufacturers and vendors and PTTs, establishing and maintaining relationships with distributors, and recruiting and training additional direct sales personnel. We plan to invest significant resources to expand our direct sales force and to develop new distribution relationships. Historically, we have at times experienced difficulty in recruiting qualified sales personnel and in establishing effective distribution relationships. There can be no assurance that we will be able to successfully expand our direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. The failure to expand or maintain our direct sales force or other distribution channels could have a material adverse effect on our business, operating results and financial condition.

We are subject to risks associated with international operations.

         We are based in Israel and generate a large percentage of our sales outside the United States. Our sales in the United States accounted for 66.0%, 53.0%, 53.0% and 55.0% of our total revenues for the years ended December 31, 2002, 2003 and 2004, and the six months ended June 30, 2005, respectively. Although we continue to expand our international operations and commit significant management time and financial resources to developing direct and indirect international sales and support channels, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition will be materially and adversely affected.

         International operations are subject to inherent risks, including the following:

          o the impact of possible recessionary environments in multiple foreign markets;

          o    costs of localizing products for foreign markets;

          o longer receivables collection periods and greater difficulty in accounts receivable collection;

          o    unexpected changes in regulatory requirements;

          o    difficulties   and  costs  of  staffing  and   managing   foreign
               operations;

          o reduced protection for intellectual property rights in some countries;

          o    potentially adverse tax consequences; and

          o    political and economic instability.

         We cannot be certain that we, our distributors or resellers will be able to sustain or increase revenues from international operations or that the foregoing factors will not have a material adverse effect on our future revenues and, as a result, on our business, operating results and financial condition.

         We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars and Euros, a significant portion of our expenses are incurred in NIS. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if, for any reason, exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales and, consequently, on our business, operating results and financial condition.

We  are  subject  to  risks  relating  to   proprietary   rights  and  risks  of
infringement.

         We are dependent upon our proprietary software technology and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We try to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. It is possible that others will develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. It is difficult to police the unauthorized use of our products, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

         We are not aware that we are infringing upon any proprietary rights of third parties. It is possible, however, that third parties will claim infringement by us of their intellectual property rights. We believe that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. It would be time consuming for us to defend any such claims, with or without merit, and any such claims could:

          o    result in costly litigation;

          o    divert management's attention and resources;

          o    cause product shipment delays; or

          o    require us to enter into  royalty or licensing  agreements.  Such
               royalty  or  licensing  agreements,   if  required,  may  not  be
               available on terms acceptable to us, if at all.

         If there is a successful claim of product infringement against us and we are not able to license the infringed or similar technology, our business, operating results and financial condition would be materially and adversely affected.

         We rely upon certain software that we license from third parties, including software that we integrate with our internally developed software. We cannot be certain that these third-party software licenses will continue to be available to us on commercially reasonable terms. If we lose or are unable to maintain any such software licenses, we could suffer shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which would materially and adversely affect our business, operating results and financial condition.

We may be unsuccessful in our defense of pending litigation.

         On April 18, 2005, Amdocs (Israel) Ltd. and Amdocs Ltd. filed a complaint in the Tel Aviv District Court naming our company, our chief executive officer and others as defendants (Civil File No. 32419-05/05). The complaint alleges, among other things, that professional and commercial information belonging to the plaintiffs was transferred to the defendants for use in our company's activity. The plaintiffs are seeking an injunction prohibiting the defendants from making any use of the information and trade secrets that were allegedly transferred, and mandatory injunctions requiring the return of any such information and the payment of estimated damages of NIS 14,775,000 (approximately US$3.3 million). On June 27, 2005, the defendants filed a statement of defense, claiming that the factual and legal allegations made by the plaintiffs have no basis, and the causes of action and relief requested are without merit. Due to the preliminary stage of the litigation proceeding, we cannot currently advise as to the outcome of the lawsuit. We intend to vigorously defend this action, however, there can be no assurance that we will be successful.

Our results may be adversely affected by competition.

         The market for telemanagement products is fragmented and is intensely competitive. Competition in the industry is generally based on product performance, depth of product line, technical support and price. We compete both with international and local competitors (including providers of telecommunications services), many of whom have significantly greater financial, technical and marketing resources than us. We anticipate continuing competition in the telemanagement products market and the entrance of new competitors into the market. Our existing and potential customers, including business telephone switching system manufacturers and vendors, may be able to develop telemanagement products and services that are as effective as, or more effective or easier to use than, those offered by us. Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We are subject to risks associated with rapid technological change and risks associated with new versions and new products.

         The telecommunications management market in which we compete is characterized by rapid technological change, introductions of new products, changes in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with the technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new telecommunication technologies and services and by developing and introducing enhancements to our current and new products. There can be no assurance that we will be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements, that we will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degrees of market acceptance. If release dates of any new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition would be materially and adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by us or our competitors may cause customers to defer or forgo purchases of current versions of our product, which could have a material adverse effect on our business, operating results and financial condition.

We may not be able to retain or attract key managerial, technical and research and development personnel we need to succeed.

         Our success has largely depended and will depend in the future on our skilled professional and technical employees, substantially all of whom have written employment agreements. The competition for these employees is intense. We may not be able to retain our present employees, or recruit additional qualified employees as we require them.

Three of our shareholders are in a position to control matters requiring a shareholder vote.

         Mr. Chaim Mer, our Chairman, and his wife, Dora Mer, our Israeli counsel, currently control the vote of approximately 34.9% of our outstanding ordinary shares, and Isaac Ben-Bassat, one of our directors, is the owner of 12.02% of our outstanding ordinary shares.

         As a result, such persons control and will continue to control the election of our entire Board of Directors other than our two outside directors and generally have the ability to direct our business and affairs.

We are subject to risks arising from product defects and potential product liability.

         We provide free warranty and support for up to one year for end-users and up to 15 months for our OEM distributors. Our sales agreements typically contain provisions designed to limit our exposure to potential product liability or related claims. The limitation of liability provisions contained in our agreements may not be effective. Our products are used by businesses to reduce communication costs, recover charges payable by third parties and prevent abuse and misuse of telephone networks and, as a result, the sale of products by us may entail the risk of product liability and related claims. A product liability claim brought against us could have a material adverse effect upon our business, operating results and financial condition. Products such as those offered by us may contain undetected errors or failures when first introduced or when new versions are released. Despite our testing and testing by current and potential customers, there can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments. The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance or claims by customers against us, any of which could have a material adverse effect upon our business, operating results and financial condition.

The implementation of SFAS No. 123(R), which will require us to record compensation expense in connection with equity share based compensation as of the first quarter of 2006, may reduce our profitability.

         On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123(R), which is a revision of SFAS No. 123. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123 permitted, but did not require, share-based payments to employees to be recognized on the basis of their fair values while SFAS No. 123(R) requires, as of the first quarter of 2006, all share-based payments to employees to be recognized on the basis of their fair values. SFAS No. 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The adoption of SFAS No. 123(R) may have a significant effect on our results of operations in the future; however, the impact of its adoption cannot be predicted at this time. In addition, such adoption could limit our ability to use stock options as an incentive and retention tool, which could, in turn, negatively impact our ability to recruit employees and retain existing employees. However, had we adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in our consolidated financial statements.

Risk Factors Related to Our Ordinary Shares

We are classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

         Holders of our ordinary shares who are United States residents face income tax risks. There is a substantial risk that we are a passive foreign investment company, commonly referred to as PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares. For U.S. Federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or
(ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset, which produces passive income. As a result of our relatively substantial cash position at the time, we believe that we became a PFIC in 2004 under a literal application of the asset test described above, which looks solely to the market value. If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. Holders owning ordinary shares. Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

Our share price has been volatile in the past and may decline in the future.

         Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

          o    quarterly variations in our operating results;

          o operating results that vary from the expectations of securities analysts and investors;

          o    changes in expectations as to our future  financial  performance,
               including   financial   estimates  by  securities   analysts  and
               investors;

          o announcements of technological innovations or new products by us or our competitors;

          o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          o    changes in the status of our intellectual property rights;

          o    announcements   by  third  parties  of   significant   claims  or
               proceedings against us;

          o    additions or departures of key personnel;

          o    future sales of our ordinary shares; and

          o    general stock market prices and volume fluctuations.

         Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

We do not expect to distribute cash dividends.

         We do not anticipate paying cash dividends in the foreseeable future. Our Board of Directors will decide whether to declare any cash dividends in the future based on the conditions then existing, including our earnings and financial condition. According to the Israeli Companies Law, a company may distribute dividends out of its profits (within the meaning of the Israeli Companies Law), so long as the company reasonably believes that such dividend distribution will not prevent the company from paying all its current and future debts.

Compliance  with  changing   regulation  of  corporate   governance  and  public
disclosure may result in additional expenses.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our operating results and business prospects.

Risks Relating to Operations in Israel

Conducting business in Israel entails special risks.

         We are incorporated under the laws of, and our executive offices and research and development facilities are located in, the State of Israel. Although most of our sales are made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel.

         Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. These developments have adversely affected the regional peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. In August 2005, Israel evacuated all Israeli settlements in the Gaza Strip and four settlements in the West Bank. The implications of this action cannot at this time be foreseen. Any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price.

         Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses had, and may in the future continue to have, an adverse impact on our operations, our financial results or the expansion of our business. No predictions can be made as to whether or when a final resolution of the area's problems will be achieved or the nature thereof and to what extent the situation will impact Israel's economic development or our operations.

Political   trade   relations   could   limit  our   ability   to  sell  or  buy
internationally.

         We could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Some countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. To date, these measures have not had a material adverse affect on our business. However, there can be no assurance that restrictive laws, policies or practices towards Israel or Israeli businesses will not have an adverse impact on our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

         Many of our directors, officers and employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

The economic conditions in Israel have not been stable in recent years.

         In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Although economic activity in Israel has improved recently, our operations could be adversely affected if the economic conditions in

Israel begin to deteriorate once again. In addition, due to significant economic measures proposed by the Israeli Government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers.

Our financial results may be adversely affected by inflation and currency fluctuations.

         Since we report our financial results in dollars, fluctuations in rates of exchange between the dollar and non-dollar currencies may affect our results of operations. The majority of our expenses are paid in NIS (primarily salaries) and are influenced by the timing of, and the extent to which, any increase in the rate of inflation in Israel over the rate of inflation in the United States is not offset by the devaluation of the NIS in relation to the dollar. We believe that the rate of inflation in Israel has not had a material adverse effect on our business to date. However, our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind inflation in Israel. Over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the dollar. If the dollar cost of our operations in Israel increases, our dollar measured results of operations will be adversely affected. Likewise, our operations could be adversely affected if we are unable to guard against currency fluctuations in the future.

The government programs and tax benefits we currently participate in or receive require us to meet several conditions and may be terminated or reduced in the future.

         We have benefited from certain Israeli Government grants, programs and tax benefits. To remain eligible for these grants, programs and tax benefits, we must comply with certain conditions, including making specified investments in fixed assets from our own equity and paying royalties with respect to grants received. In addition, some of these programs restrict our ability to manufacture particular products and to transfer particular technology outside of Israel. If we do not meet these conditions in the future, the benefits we received could be canceled and we may have to refund payments previously received under these programs or pay increased taxes. The Government of Israel has reduced the benefits available under these programs in recent years and these programs and tax benefits may be discontinued or curtailed in the future. We intend to apply to the Office of the Chief Scientist for grants in the second half of 2005 and in 2006; however, there can be no assurance that we will be able to obtain any such grants in the future.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

         Service of process upon our directors and officers and the Israeli experts named herein, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since substantially all of our assets, most of our directors and officers and the Israeli experts named herein are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

         Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

          We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, each shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

                         CAPITALIZATION AND INDEBTEDNESS

         The table below sets forth the capitalization of our company as of June 30, 2005, and as adjusted to give effect to the sale of 937,500 ordinary shares and warrants to purchase 375,000 ordinary shares to the selling shareholders on August 10, 2005.

                                                       As of June 30, 2005
                                                   Actual          As Adjusted
                                               ---------------    --------------
                                                      (dollars in thousands)
      Cash and cash equivalents..............      $ 1,750            $ 4,436
                                               ===============    ==============

           Total shareholders' equity........      $ 7,549            $10,235
                                               ---------------    --------------

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

         This prospectus relates to the disposition of up to 1,349,500 of our ordinary shares, of which 937,500 ordinary shares were issued and 412,000 ordinary shares are issuable upon exercise of certain warrants. We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments with the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised for cash.

                                MARKET PRICE DATA


         Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol "MTSL."


Quarterly Stock Information


         The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Capital Market.


                                                              High          Low
                                                              ----          ---
          2003
          ----
          First Quarter...............................       $1.05         $0.87
          Second Quarter..............................       $1.90         $0.97
          Third Quarter ..............................       $2.65         $1.65
          Fourth Quarter .............................       $3.56         $2.01

          2004
          ----
          First Quarter ..............................       $4.00         $2.99
          Second Quarter..............................       $3.62         $2.61
          Third Quarter...............................       $2.71         $1.90
          Fourth Quarter..............................       $3.33         $2.08


          2005
          ----
          First Quarter ..............................       $4.09         $3.07
          Second Quarter .............................       $3.95         $2.85
          Third Quarter  .............................       $4.23         $2.93
          Fourth Quarter (through October 25).........       $3.98         $2.96



Monthly Stock Information


         The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Capital Market.

          Month                                         High            Low
          -----                                       -------         -------
          April 2005...............................    $3.95           $3.05
          May 2005.................................    $3.72           $2.86
          June 2005................................    $3.50           $2.85
          July 2005................................    $3.50           $2.93
          August 2005 .............................    $4.23           $3.01
          September 2005 ..........................    $3.92           $3.25



                              SELLING SHAREHOLDERS

         The registration statement of which this prospectus forms a part covers up to 1,349,500 ordinary shares. Of such shares, 937,500 shares were issued to certain of the selling shareholders, and 375,000 shares are issuable upon the exercise of warrants that were issued to them, pursuant to a Securities Purchase Agreement dated August 10, 2005. Such warrants have an exercise price of US$4.00 per share, subject to anti-dilution adjustments, and are exercisable from February 10, 2006 until August 10, 2009. The ordinary shares and warrants were offered and sold to the selling shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933, as amended. The selling shareholders, other than our President, Mr. Eytan Bar, paid $3.00 per share for the ordinary shares purchased in the private placement. Mr. Bar purchased 14,000 shares at $3.88 per share, the closing price of our ordinary shares on the day prior to the closing of the private placement. We also undertook to effect the registration of the ordinary shares issued and the ordinary shares issuable upon exercise of the warrants and to maintain a registration statement in effect in order to allow the selling shareholders to dispose of these shares from time to time. An additional 37,000 ordinary shares are issuable pursuant to a warrant issued to Mr. Avraham Ziv on August 3, 2005 in connection with financial services that he has provided to our company. These warrants have an exercise price of $4.00 per share, subject to anti-dilution adjustments, and are exercisable from February 3, 2006 until August 3, 2009. Mr. Ziv has provided financial services to us from to time during the last five years. Except for the ownership of the ordinary shares and the warrants, the selling shareholders, other than Messrs. Eytan Bar and Avraham Ziv and our investment in the employee severance fund managed by Apex - Provident Funds Management Ltd., have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The first column lists each of the selling shareholders. The second and third column list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder's ownership of the ordinary shares and the warrants, as of August 10, 2005, assuming full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise. The fourth column lists the ordinary shares being offered by this prospectus by each of the selling shareholders.

         In accordance with the terms of a registration rights agreement with the selling shareholders, other than Mr. Ziv, this prospectus generally covers ordinary shares in an amount equal to the number of ordinary shares issued to the selling shareholders and issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

         The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by each selling shareholder pursuant to this prospectus.


                                                                                                            Percentage of
                                 Number of        Percentage of                             Number of         Ordinary
                              Ordinary Shares    Ordinary Shares    Maximum Number of    Ordinary Shares       Shares
                                Beneficially       Beneficially      Ordinary Shares       Beneficially     Beneficially
                               Owned Prior to     Owned Prior to   Offered Pursuant to     Owned After       Owned After
Name of Selling Shareholder       Offering           Offering        this Prospectus         Offering         Offering
---------------------------- ------------------- ----------------- --------------------- ----------------- ----------------

Aviv Raiz................       182,427 (1)           3.16%            182,427 (1)              0                0%
Haal - Pension Fund......       178,794 (2)           3.10%            178,794 (2)              0                0%
Apex - Provident Funds
  Management Ltd.(Fund A)       111,279 (3)           1.93%            111,279 (3)              0                0%
Y.A.Z - Investments and
  Assets Ltd. ...........        72,058 (4)           1.25%             72,058 (4)              0                0%
Yuvalim - Pension Fund...        69,020 (5)           1.20%             69,020 (5)              0                0%
Apex - Provident Funds
  Management Ltd.(Fund B)        45,605 (6)           0.79%             45,605 (6)              0                0%
Yuvalim - Study Fund.....        43,645 (7)           0.76%             43,645 (7)              0                0%
D.I.M - Risk Management
  Ltd....................        36,484 (8)           0.64%             36,484 (8)              0                0%
Nadav Henefeld...........        62,544 (9)           1.09%             36,484 (9)           26,060              0.45%
Shulamit Nissim..........        36,484 (10)          0.64%             36,484 (10)             0                0%
Moshe Nubelman...........        36,484 (11)          0.64%             36,484 (11)             0                0%
Alex Rabinovitch.........        48,384 (12)          0.84%             36,484 (12)          11,900              0.21%
Dan Rimoni ..............        36,484 (13)          0.64%             36,484 (13)             0                0%
Lior Salansky............        42,484 (14)          0.74%             36,484 (14)           6,000              0.10%
Amir Shoham..............        36,484 (15)          0.64%             36,484 (15)             0                0%
Ben-Zion Weiner..........        36,484 (16)          0.64%             36,484 (16)             0                0%
Keren Yehuda ............        36,484 (17)          0.64%             36,484 (17)             0                0%
Negev - Central Funds for
  Severance Pay A........        62,920 (18)          1.10%             36,120 (18)          26,800              0.47%
I.B.I - Menayot .........        80,400 (19)          1.40%             30,100 (19)          50,300              0.88%
Apex - Provident Funds
  Management Ltd. (Fund C)       25,522 (20)          0.45%             25,522 (20)             0                0%
Eytan Bar ...............       128,975 (21)          2.25%             19,600 (21)         109,375              1.91%
Hana and Reuven Cohen ...        18,242 (22)          0.32%             18,242 (22)             0                0%
Ronen Kantor ............        19,242 (23)          0.34%             18,242 (23)           1,000              0.02%
Teleseffer.com Ltd.......        18,242 (24)          0.32%             18,242 (24)             0                0%
Doron Turgeman ..........        18,242 (25)          0.32%             18,242 (25)             0                0%
Y.S. Tami Trade Ltd......        18,242 (26)          0.32%             18,242 (26)             0                0%
Yecheskel Samra .........        18,060 (27)          0.32%             18,060 (27)             0                0%
Gil Shabtai .............        12,110 (28)          0.21%             12,110 (28)             0                0%


                                       21

Moshe Shabtai ...........        12,110 (29)          0.21%             12,110 (29)             0                0%
Avraham Ziv..............        55,000 (30)          0.95%             37,000 (30)          18,000              0.31%

------------

(1) Includes 52,122 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(2) Includes 51,084 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Marko Touil exercises sole voting and dispositive powers over the shares held by the Haal-Pension Fund.

(3) Includes 31,794 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Each of Messrs. Rami Shalom and Eytan Yekutial may exercise voting and dispositive powers over the shares held by Apex-Provident Funds Management Ltd.

(4) Includes 20,588 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Yehuda Zadike exercises sole voting and dispositive powers over the shares held by D.I.M-Risk Management Ltd.

(5) Includes 19,720 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Marko Touil exercises sole voting and dispositive powers over the shares held by the Yuvalim-Pension Fund.

(6) Includes 13,030 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Each of Messrs. Rami Shalom and Eytan Yekutial may exercise voting and dispositive powers over the shares held by Apex-Provident Funds Management Ltd.

(7) Includes 12,470 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Marko Touil exercises sole voting and dispositive powers over the shares held by the Yuvalim-Study Fund.

(8) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Ms. Sagit Rabinovitch exercises sole voting and dispositive powers over the shares held by D.I.M - Risk Management Ltd.

(9) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(10) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(11) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(12) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(13) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(14) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(15) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(16) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(17) Includes 10,424 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(18) Includes 10,320 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Ami Sudi exercises sole voting and dispositive powers over the shares held by Negev-Central Funds for Severance Pay A.

(19) Includes 8,600 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Hertzel Babaiov exercises sole voting and dispositive powers over the shares held by I.B.I-Menayot. I.B.I-Menayot has informed us in writing that it is an affiliate of a registered broker-dealer. I.B.I-Menayot has further informed us in writing that it acquired its ordinary shares and warrants exercisable into ordinary shares, that are being registered under the registration statement of which this prospectus forms a part, in the ordinary course of business and that at the time it purchased such shares and warrants it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares or warrants.

(20) Includes 7,292 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Each of Messrs. Rami Shalom and Eytan Yekutial may exercise voting and dispositive powers over the shares held by Apex-Provident Funds Management Ltd.

(21) Includes 5,600 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006 and 109,375 ordinary shares that are issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus.

(22) Includes 5,212 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(23) Includes 5,212 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(24) Includes 5,212 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Doron Turgerman exercises sole voting and dispositive powers over the shares held by

(25) Includes 5,212 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(26) Includes 5,212 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006. Mr. Yossi Sasha exercises sole voting and dispositive powers over the shares held by Y.S. Tami Trade Ltd.

(27) Includes 5,160 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(28) Includes 3,460 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(29) Includes 3,460 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 10, 2006.

(30) Includes 37,000 ordinary shares issuable upon the exercise of warrants that will become exercisable on February 3, 2006. Mr. Avraham Ziv has informed us in writing that he is an affiliate of a registered broker-dealer. Mr. Ziv has further informed us in writing that he acquired the ordinary shares and warrants exercisable into ordinary shares, that are being registered under the registration statement of which this prospectus forms a part, in the ordinary course of business and that at the time he purchased such shares and warrants he did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares or warrants.

         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

         We are registering the ordinary shares issued to the selling shareholders and issuable upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

         The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

         If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

         Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

         We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

         Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

         We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $52,000, which include the following categories of expenses:

         SEC registration fee.....................................      $ 595.64
         Printing, Edgar and photocopying fees ...................      3,000.00
         Legal fees and expenses..................................     25,000.00
         Accounting fees and expenses.............................     22,000.00
         Transfer agent and registrar fees and expenses...........      1,000.00
         Miscellaneous expenses                                           404.36
                  Total Expenses..................................   $ 52,000.00


                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

         Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, as a liquidating distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld). Israeli residents are also eligible to purchase ordinary shares.

         Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

         The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS


         Our consolidated financial statements for the years ended December 31, 2004 and 2003, included in our Annual Report on Form 20-F/A for the year ended December 31, 2004, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, which as to the year ended December 31, 2004 are based in part on the report of other auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The financial statements of Jusan S.A. for the years ended December 31, 2003 and December 31, 2002 included in our Annual Report on Form 20-F/A for the year ended December 31, 2004, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Jusan S.A. for the years ended December 31, 2004 included in our Annual Report on Form 20-F/A for the year ended December 31, 2004, have been audited by BDO Audiberia, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Business of Teleknowledge Group Ltd. for the years ended December 30, 2004 and December 31, 2003 included in our Report on Form 6-K filed in September 2005 with the Securities and Exchange Commission, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by M. Seligman & Co., Tel-Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES


         Except as otherwise described our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2004 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004.


           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE


         This prospectus is a part of a registration statement on Form F-3, Registration No. 333-128225, which we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


         We file annual and special reports and other information with the SEC (Commission File Number 0-28950). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.


          o Our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2004;

          o Our Reports on Form 6-K submitted to the SEC on July 5, 2005, July 20, 2005, August 19, 2005, September 9, 2005 (two filings) and October 11, 2005; and


          o The description of our ordinary shares contained in our Amendment No. 3 to our Registration Statement on Form F-1, filed on May 20, 1997.

         In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

         Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to MER Telemanagement Solutions Ltd., 22 Zarhin Street,Ra'anana 43662, Israel, Tel:, Attn: Shlomi Hagai, Chief Financial Officer, telephone (972)(9) 762-1777. You may also obtain information about us by visiting our website at www.mtsint.com. Information contained in our website is not part of this prospectus.

         We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at http: // www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

         We have been informed by our legal counsel in Israel , M. Seligman & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

          o the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

          o    the judgment is no longer appealable,

          o the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

          o    the judgment is executory in the state in which it was given.

         Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

         An Israeli court also will not declare a foreign judgment enforceable if:

          o    the judgment was obtained by fraud,

          o    there was no due process,

          o the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

          o the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

          o at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

         We have irrevocably appointed MTS IntegraTRAK, Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

                        MER TELEMANGEMANT SOLUTIONS LTD.






                            1,349,500 ORDINARY SHARES






                          ----------------------------



                                   PROSPECTUS


                          ----------------------------





          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an office holder for monetary liabilities as a result of an act or omission that the office holder committed in connection with his or her serving as an office holder.

     In addition, under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for (a) monetary liability imposed upon the office holder in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator's decision approved by a court; (b) reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against him and a financial liability was imposed on him in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (c) reasonable litigation expenses, including attorneys' fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or other persons, (ii) in connection with a criminal action in which the office holder was acquitted, or (iii) in connection with a criminal action in which the office holder was convicted which does not require proof of criminal intent; in each case in connection with his or her activities as an office holder.

     Israeli law provides that a company's articles of association may permit the company to (a) indemnify an office holder following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, provided that the undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable due to the company's activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

     Israeli law also allows a company, if permitted by its articles of association, to exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company. However, a company may not exculpate a director in advance from his liability to the company with respect to a breach of his duty of care in the event of distributions.

     These provisions are specifically limited in their scope by Israeli law, which provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability, incurred as a result of certain improper actions.

     The term "office holder" of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

     Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. We maintain a directors' and officers' liability insurance policy with a per claim and aggregate coverage limit of $5 million, including legal costs incurred in Israel. In addition, our Audit Committee, Board of Directors and shareholders resolved to indemnify our office holders, pursuant to a standard indemnification agreement that provides for indemnification of an office holder in an amount up to $3 million.

     Pursuant to the terms under which the ordinary shares were issued to the selling shareholder, we agreed to indemnify the selling shareholders against such liabilities as it may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement or prospectus, or any omission to state therein a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by the selling shareholder, as to which the selling shareholder has agreed to indemnify us.

Item 9.  Exhibits

      Exhibit No.    Description of Exhibit
      -----------    ----------------------


         3.1         Memorandum of Association of the Registrant(1)
         3.2         Articles of Association of the Registrant(2)
         4.1         Specimen of Ordinary Share Certificate(3)
         4.2 Securities Purchase Agreement dated August 10, 2005 among the Registrant and the Investors therein (4)
         4.3         Form of Warrant(5)
         4.4         Registration Rights Agreement dated August 10, 2005 (6)
         4.5         Form of Warrant issued to Mr. Avi Ziv(7)
         5.1 Opinion of M. Seligman & Co. regarding legality of the securities being registered*
         23.1 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (relating to Mer Telemanagement Ltd.)
         23.2        Consent of BDO Audiberia Auditores, S.L.
         23.3 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (relating to Jusan, S.A.)
         23.4 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (relating to Teleknowledge Group Ltd.)
         23.4        Consent of M. Seligman & Co. (contained in Exhibit 5.1)*

         24.1 Power of Attorney (included in the signature page to the Registration Statement)*
-------------------

(1) Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 333-05814, and incorporated herein by reference.
(2) Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form F-1, registration number 333-05814, and incorporated herein by reference.
(3) Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-1, registration number 333-05814, and incorporated herein by reference.
(4) Filed as Item 1 to the Registrant's Report on Form 6-K for the month of August 2005 filed on August 19, 2005, and incorporated herein by reference.
(5) Filed as Item 3 to the Registrant's Report on Form 6-K for the month of August 2005 filed on August 19, 2005, and incorporated herein by reference.
(6) Filed as Item 2 to the Registrant's Report on Form 6-K for the month of August 2005 filed on August 19, 2005, and incorporated herein by reference.
(7) Filed as Exhibit 4.6 to the Registrant's Registration Statement on Form F-3, Registration No. 333-128225, filed on September 9, 2005, and incorporated herein by reference
*    Previously filed.

Item 10.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra'anana, Israel, on October 26, 2005.

                                       By: /s/Eytan Bar
                                           ------------
                                           Eytan Bar
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on October 26, 2005.

      Signature                          Title
      ---------                          -----

           *                             Chairman of the Board of Directors
      ------------------
      Chaim Mer

      /s/Eytan Bar                       President and Chief Executive Officer
      ------------------
      Eytan Bar

           *                             Chief Accounting and Financial Officer
      ------------------                 and Chief Operating  Officer
      Shlomi Hagai

           *                             Director
      ------------------
      Alon Aginsky

           *                             Director
      ------------------
      Isaac Ben-Bassat

           *                             Director
      ------------------
      Orna Berry

           *                             Director
      ------------------
      Yehoshua Gleitman

           *                             Director
      ------------------
      Steven J. Glusband

           *                             Director
      ------------------
      Yaacov Goldman

      MTS IntegraTRAK, Inc.              Authorized Representative in
                                           the United States
      By:     *
          --------------
      Name: Harry E. Chesman
      Title:   Controller


* By:    /s/Eytan Bar
         ---------------
         Eytan Bar
         (Attorney-in-fact)